UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                         Regeneration Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75886N100
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 14, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]                  Rule 13d-1(b)

         [X]                  Rule 13d-1(c)

         [_]                  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))
                               Page 1 of 5 Pages

------------------------------------------------------
CUSIP No. 75886N100
------------------------------------------------------


================================================================================
    1        NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) University of Florida Research Foundation, Incorporated

--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                             (a) [_]
                                                             (b) [_]
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             Florida

--------------------------------------------------------------------------------

          NUMBER OF              5     SOLE VOTING POWER
                                       2,332,725
            SHARES
                           -----------------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
                                       N/A
           OWNED BY
                           -----------------------------------------------------
             EACH                7     SOLE DISPOSITIVE POWER
                                       2,332,725
          REPORTING
                           -----------------------------------------------------
            PERSON               8     SHARED DISPOSITIVE POWER
                                       N/A
             WITH
--------------------------------------------------------------------------------
    9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              2,332,725

--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                        SHARES (SEE INSTRUCTIONS)                       [_]

--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              10.76%

--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              CO
================================================================================





                               Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 75886N100
------------------------------------------------------

             Item 1(a).       Name of Issuer:
             ----------
                              Regeneration Technologies, Inc.

             Item 1(b).       Address of Issuer's Principal Executive Offices:
             ----------
                              One Innovation Drive
                              Alachua, Florida 32615

             Item 2(a).       Name of Person Filing:
             ----------
                              University of Florida Research Foundation,
                              Incorporated

             Item 2(b).       Address of Principal Business Office or, if none,
             ----------       -------------------------------------------------
                              Residence:
                              -----------

                              223 Grinter Hall
                              University of Florida
                              Gainesville, Florida 32611-5500

             Item 2(c).       Citizenship:
             ----------
                              Florida

             Item 2(d).       Title of Class of Securities:
             ----------
                              Common Stock, $0.001 par value

             Item 2(e).       CUSIP Number:
             ----------
                              75886N100

             Item 3.          If this statement is filed pursuant to Rules
             -------          --------------------------------------------
                              13d-1(b), or 13d-2(b) or (c), check whether the
                              -----------------------------------------------
                              person filing is a:
                              -------------------

                              Inapplicable

             Item 4.          Ownership (as of May 7, 2001)*
             -------          ------------------------------

                              (a)  Amount Beneficially Owned:  2,332,725

                              (b)  Percent of Class:  10.76%

                              *As of March 14, 2001, reporting person
                              beneficially owned 3,520,000 shares constituting 16.2% of the issuer's outstanding common stock.



                               Page 3 of 5 Pages

------------------------------------------------------
CUSIP No. 75886N100
------------------------------------------------------


                              (c)  Number of shares as to which such person has:

                                   (i)    sole power to vote or to direct the
                                          vote:

                                          2,332,725

                                   (ii)   shared power to vote or to direct the
                                          vote:

                                          Inapplicable

                                   (iii) sole power to dispose or to direct the disposition of:

                                          2,332,725

                                   (iv)   shared power to dispose or to direct
                                          the disposition of:

                                            Inapplicable

             Item 5.          Ownership of Five Percent or Less of a Class.
             ------           --------------------------------------------

                              Inapplicable

             Item 6.          Ownership of More than Five Percent on Behalf of
             ------           ------------------------------------------------
                              Another Person.
                              ---------------

                              Inapplicable

             Item 7.          Identification and Classification of the
             ------           ----------------------------------------
                              Subsidiary Which Acquired the Security Being
                              --------------------------------------------
                              Reported on By the Parent Holding Company.
                              ------------------------------------------

                              Inapplicable

             Item 8.          Identification and Classification of Members of
             ------           -----------------------------------------------
                              the Group.
                              ----------

                              Inapplicable

             Item 9.          Notice of Dissolution of Group.
             ------           ------------------------------

                              Inapplicable

             Item 10.         Certification.
             -------          -------------

                              (a)  Inapplicable

                              (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



May  9, 2001

UNIVERSITY OF FLORIDA RESEARCH
FOUNDATION, INCORPORATED


By:     /s/ Winfred M. Phillips
   -----------------------------------------------------------------------------
   Name:   Winfred M. Phillips
        ------------------------------------------------------------------------
   Title:  VP For Research & Dean of Grad. School
        ------------------------------------------------------------------------